                                                                 EXHIBIT 3.1.1

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            P.N.Y. ELECTRONICS, INC.

          P.N.Y. Electronics, Inc. (the "Corporation"), organized and existing under and by virtue of the laws of the State of Delaware, HEREBY CERTIFIES AS
FOLLOWS:

          1. The name of the Corporation is P.N.Y. Electronics, Inc. The date of filing of its original Certificate of Incorporation by the Secretary of State was July 26, 1995.

          2. This Restated Certificate of Incorporation restates, integrates and further amends the Certificate of Incorporation to read in its entirety as follows:

               FIRST:  The name of the Corporation is P.N.Y. Electronics, Inc.
               -----

               SECOND: The address of the Corporation's registered office in the
               ------
State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

               THIRD:  The purpose of the Corporation is to engage in any lawful
               -----
act or activity for which corporations may be organized under the General Corporation Law of Delaware.

               FOURTH: 1. Authorized Capital. The total number of shares of all
               ------     ------------------
classes of capital stock which the Corporation has authority to issue is 275,000 shares, par value $.01 per share, consisting of(i) 250,000 shares of Common Stock, par value $.01 per share (the "Common Stock") and (ii) 25,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock").

               2.   Terms of the Common Stock.
                    -------------------------

                    2.1  Dividends.  Subject to the rights of the Preferred
                         ---------
Stock described in Section 3.2 of this Article FOURTH, dividends may be paid on the Common Stock as and when declared by the Board of Directors of the Corporation. Dividends payable in shares of Common Stock or Junior Stock (as defined in Section 3.10 below) can be paid or set apart for payment to holders of Common Stock or Junior Stock.

                    2.2  Ratable Treatment. The Corporation shall not pay a
                         -----------------
dividend, make a distribution (as defined in Section 3.10 below), or effect a stock split-up, combination, reclassification or recapitalization, in each case, with respect to its outstanding shares of Common Stock, unless all of its outstanding shares of Common Stock participate on
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the same basis in such dividend, distribution, split-up, combination, reorganization, reclassification or recapitalization.

                    2.3  Voting Rights.  Each holder of Common Stock shall be
                         -------------
entitled to one vote for each share of Common Stock held. Except as required by law, or as otherwise set forth in this Article FOURTH or as provided by the Board of Directors in its designation of any series of Preferred Stock pursuant to Section 3.1 of this Article FOURTH, the holders of shares of Preferred Stock and Common Stock shall vote as separate classes and shall not vote together as a single class.

                    2.4  Liquidation Rights.  Subject to the rights of the
                         ------------------
holders of the Preferred Stock described in Section 3.5 of this Article FOURTH and any other prior and/or superior rights of such holders as provided by law, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Common Stock shall be entitled to receive that portion of any remaining funds and other assets of the Corporation to be distributed. Such funds and other assets shall be distributed to holders of the Common Stock on a ratable basis.

                    2.5  Conversion.  No holder of Common Stock shall have the
                         ----------
right to convert such shares into any other class of stock of the Corporation.

               3.    Terms of the Preferred Stock.
                     ----------------------------

                    3.1  Designation and Number.  There is hereby designated a
                         ----------------------
series of Preferred Stock to be known as "Series A Preferred Stock". The number of shares constituting the Series A Preferred Stock shall be 14,000. The Board of Directors of the Corporation, by vote of a majority of its members, is authorized in accordance with and subject to limitations prescribed by law and the provisions of Section 3.9 of this Article FOURTH, to provide by resolution for the issuance of additional shares of Preferred Stock in series, to establish from time to time the number or shares to be included in each such series and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

                    3.2  Dividends.  (a) The holders of shares of Series A
                         ---------
Preferred Stock shall be entitled to receive dividends for all periods during which Series A Preferred Stock is outstanding, for so long as that certain note issued August 3, 1995 to Gadi Cohen ("Cohen") in the initial principal amount of $15,000,000 (the "Note") is outstanding, commencing with any period commencing on or after January 1, 1996. Such dividends shall be paid semi-annually on the same date on which interest on the Note is paid, at a rate per annum per share equal to the interest rate paid or payable for the same period on the Note, less one hundred fifty (150) basis points, applied to the Preferred Amount Per Share. Any dividends to the holders of shares of Series A Preferred Stock payable pursuant to this Section 3.2(a) may be paid in cash or, at the Corporation's option, may be paid to any or all of such holders in subordinated promissory notes

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of the Corporation, which notes shall have a principal amount equal to the amount of the dividend due to any such holder and not being paid in cash and shall have substantially the same terms and conditions as the Note (provided that the interest rate on any such note shall automatically be deemed to have increased or decreased in the event of and contemporaneously with any increase or decrease in the rate of interest on the Note (including by amendment thereof) and provided further that any mandatory prepayment of such notes shall automatically be deemed to have been waived in proportion to any waiver of prepayment of the Note).

                    (b) In addition, the holders of shares of Series A Preferred Stock shall be entitled to dividends when and as declared by the Board of Directors; provided, however, that holders of Series A Preferred Stock shall be
           --------  -------
entitled to receive dividends equivalent on a per share basis to any dividends received by the holders of Common Stock, based upon the number of full shares of Common Stock into which such shares of Series A Preferred Stock could be converted pursuant to the provisions of Section 3.6 of this Article FOURTH, at the record date for the determination of shareholders entitled to such dividends.

                    3.3  Voting Rights.  In addition to any voting rights
                         -------------
provided by law, the holder of each share of Series A Preferred Stock shall be entitled to vote on all matters and shall be entitled to the number of votes equal to the number of votes a holder of the shares of Common Stock, whole or fractional, into which such share of Series A Preferred Stock is convertible pursuant to Section 3.6 of this Article FOURTH is entitled to, at the record date for the determination of the stockholders entitled to vote on all matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as required by law, or as otherwise set forth in this Article FOURTH or as provided by the Board of Directors in its designation of any series of Preferred Stock pursuant to
Section 3.1 of this Article FOURTH, the holders of shares of Series A Preferred Stock and Common Stock shall vote together as a single class and not as separate classes.

                    3.4  Reacquired Shares.  Except as provided herein, any
                         -----------------
shares of Series A Preferred Stock converted, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. None of such shares of Series A Preferred Stock shall be reissued by the Corporation, except that shares of Series A Preferred Stock issued to members of key management of the Corporation pursuant to Section
4.3 of the Preferred Stock and Warrant Purchase Agreement, dated as of August 4, 1995, by and among the Corporation, Goldman Sachs Capital Partners II, L.P. ("GSCP"), GS Capital Partners II Offshore, L.P., Goldman, Sachs & Co. Verwaltungs GmbH, Stone Street Fund 1995, L.P., Bridge Street Fund 1995, L.P. and Cohen (the "Purchase Agreement"), which are subsequently repurchased by the Corporation from one or more of such members of key management, may be reissued from time to time to any other member of key management of the Corporation at the time of such reissuance.

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               3.5  Liquidation, Dissolution or Winding Up. (a) Upon the
                    --------------------------------------
voluntary or involuntary dissolution, liquidation or winding up (each, a "Liquidation") of the Corporation, the holders of the shares of the Series A Preferred Stock shall be entitled to receive and to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment or distribution shall be made on any Junior Stock, the Preferred Amount Per Share (as defined below) with respect to each outstanding share of Series A Preferred Stock; provided, however, that, if the amount which would have been
                 --------  -------
paid in such liquidation, dissolution or winding up in respect of the number of shares of Common Stock into which the Preferred Stock is then convertible, divided by the number of shares of Series A Preferred Stock issued by the Corporation, is greater than the Preferred Amount Per Share, then the holders of Preferred Stock shall be entitled to receive in such liquidation, dissolution or winding up such greater amount for each share of Preferred Stock then issued and outstanding.

               (b) If, upon any such Liquidation, whether voluntary or involuntary, the assets to be distributed to the holders of the Series A Preferred Stock shall be insufficient to permit payment of the full amount of the Preferred Amount Per Share with respect to each share of Series A Preferred Stock, then the entire assets of the Corporation to be distributed among the holders of the Series A Preferred Stock shall be distributed ratably among such holders.

               (c) After the payment to the holders of shares of the Series A Preferred Stock of the full amount of the liquidating distribution to which they are entitled under this Section 3.5, the holders of the Series A Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

               (d) Neither the consolidation, merger or other business combination of the Corporation with or into any other Person (as defined in Section 3.10 below) or Persons nor the sale of all or substantially all the assets of the Corporation shall be deemed to be a Liquidation for purposes of this Section 3.5 of this Article FOURTH.

               (e) "Preferred Amount Per Share" shall mean, with respect to each share of Series A Preferred Stock, $1,153.85.

               3.6  Conversion. (a) Each share of Series A Preferred Stock shall
                    ----------
automatically be converted into a number of shares of Common Stock, equal to the quotient of the Preferred Amount Per Share divided by the Conversion Price (as defined in Section 3.10 below) (such quotient being referred to herein as the "Conversion Ratio"), upon the consummation of a Qualified IPO (as defined in
Section 3.10 below). In addition, at the option of the holder of any Series A Preferred Stock, such holder shall have the right, at any time and from time to time prior to the consummation of a Qualified IPO, by written notice to the Corporation, to convert any share of Series A Preferred Stock owned by such holder into a number of shares of Common Stock, at the then effective Conversion Ratio.

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                    (b) The Corporation shall at all times reserve and keep
available for issuance upon the conversion of the Series A Preferred Stock, free from any preemptive rights, such number of its authorized but unissued shares of Common Stock as will from time to time be necessary to permit the conversion of all outstanding shares of Series A Preferred Stock into shares of Common Stock, and shall take all action required to increase the authorized number of shares of Common Stock if necessary to permit the conversion of all outstanding shares of Series A Preferred Stock.

                    (c) The Conversion Price shall be subject to adjustment from time to time as follows:

                         (i) In case the Corporation shall at any time or from
time to time after the date hereof (A) pay any dividend, or make any distribution, on the outstanding shares of Common Stock in shares of Common Stock, (B) subdivide the outstanding shares of Common Stock, (C) combine the outstanding shares of Common Stock into a smaller number of shares or (D) issue by reclassification of the shares of Common Stock any shares of capital stock of the Corporation, then, and in each such case, the Conversion Price in effect on the record date therefor, if applicable, or the effective date thereof, whichever is earlier, shall be adjusted so that the holder of any shares of Series A Preferred Stock thereafter convertible into Common Stock pursuant to this Section 3.6 of this Article FOURTH shall be entitled to receive the number and type of shares of Common Stock or other securities of the Corporation which such holder would have owned or have been entitled to receive after the happening of any of the events described above, had such shares of Series A Preferred Stock been converted into Common Stock immediately prior to the happening of such event or the record date therefor, as applicable. An adjustment made pursuant to this clause (i) shall become effective (x) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or (y) in the case of such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective.

                         (ii) Except with respect to Excluded Securities (as
defined below), in case the Corporation shall issue any shares of Common Stock (or Common Stock Equivalents) after the date the first share of Series A Preferred Stock is issued (the "Issue Date") at a price per share (or having a conversion or exercise price per share) more than one percent (1%) less than the current Conversion Price, in each such case, the Conversion Price shall be appropriately reduced to a price (calculated to the nearest cent) determined by dividing (x) the sum of (A) the number of shares of Common Stock outstanding (calculated as set forth in Section 3.6(c)(iii) hereof) immediately prior to such issue or sale, multiplied by the then existing Conversion Price, plus (B) the difference between (a) the consideration received by the Corporation upon issue or sale of additional shares of Common Stock or Common Stock Equivalents since the Issue Date and (b) the value of dividends paid (other than dividends paid in cash out of retained earnings or in Common Stock) since the Issue Date, by (y) the total number

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of shares of Common Stock outstanding after such issue or sale.  No adjustment of the Conversion Price shall be required unless such adjustment would require a change in the amount of at least one percent (1%) of the Conversion Price; provided, however, that any such lesser adjustment not made
                  --------  -------
shall be carried forward and shall be made at the time that such adjustment together with any adjustments to the Series A Preferred Stock, as applicable, shall amount to one percent (1%) of the Conversion Price or more. An adjustment made pursuant to this clause (ii) shall be made on the next Business Day following the date on which any such issuance is made and shall be effective retroactively to the close of business on the date of such issuance. For purposes of this clause (ii), the consideration receivable by the Corporation in connection with the issuance of additional shares of Common Stock or of Common Stock Equivalents since the Issue Date shall be deemed to be equal to the sum of the aggregate offering price (before deduction of underwriting discounts or commissions and expenses payable to third parties, if any) of all such Common Stock and/or Common Stock Equivalents plus the minimum aggregate amount, if any, payable upon conversion, exchange or exercise of any such Common Stock Equivalents. The issuance or reissuance of any shares of Common Stock (whether treasury shares or newly issued shares) pursuant to a dividend or distribution on, or subdivision, combination or reclassification of, the outstanding shares of Common Stock requiring an adjustment in the Conversion Price pursuant to clause (i) of this paragraph (c) of this Section 3.6 of this Article FOURTH, shall not be deemed to constitute an issuance of Common Stock or Common Stock Equivalents by the Corporation to which this clause (ii) applies. Upon the expiration or termination of any unconverted, unexchanged or unexercised Common Stock Equivalents for which an adjustment has been made pursuant to this clause
(ii), the adjustments shall forthwith be reversed to effect such Conversion Price as would have been in effect at the time of such expiration or termination had such Common Stock Equivalents, to the extent outstanding immediately prior to such expiration or termination, never been issued. "Excluded Securities" shall mean (i) shares of Common Stock and/or Common Stock Equivalents issuable or issued to employees or outside directors of the Corporation directly or pursuant to a stock option plan, restricted stock plan or similar employee plan or agreement (including any employment agreement) approved by the Board in accordance with Section 9 of the Stockholder Agreement, dated as of August 4, 1995, by and among the Corporation, Goldman Sachs Capital Partners II, L.P., GS Capital Partners II Offshore, LP., Goldman, Sachs & Co. Verwaltungs GmbH, Stone Street Fund 1995, L.P., Bridge Street Fund 1995, L.P. and Cohen (the "Stockholder Agreement"), if applicable, the primary purpose of which is not to raise additional equity capital for the Corporation; (ii) Common Stock issued or issuable upon conversion or exercise of any securities outstanding upon the Issue Date, upon conversion or exercise of the Common Stock Equivalents referred to in clauses (i), (iii), (iv) or (v) hereof or upon exercise of securities issued or issuable pursuant to the Stockholder Agreement; (iii) Common Stock and/or Common Stock Equivalents issued or issuable as direct consideration for the acquisition by the Corporation of capital stock or assets of another business entity or in connection with a merger or consolidation; (iv) Common Stock and/or Common Stock Equivalents issued in any registered public offering of the Corporation's securities; or (v) Series A Preferred Stock issued or issuable

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to key members of management, as contemplated by the Purchase Agreement, the total number of such shares not to exceed one percent (1%) of the number of shares of Common Stock outstanding (calculated as set forth in Section 3.6(c)(iii) hereof).

                         (iii)  For purposes of this paragraph (c) of this
Section 3.6 of this Article FOURTH, the number of shares of Common Stock at any time outstanding shall mean the aggregate of all shares of Common Stock then outstanding (other than any shares of Common Stock then owned or held by or for the account of the Corporation) treating for purposes of this calculation all Common Stock Equivalents then outstanding as having been converted, exchanged or exercised.

                         (iv) If the Corporation shall take a record of the
holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution and shall thereafter, and before such dividend or distribution is paid or delivered to stockholders entitled thereto, legally abandon its plan to pay or deliver such dividend or distribution, then no adjustment in the Conversion Price then in effect shall be made by reason of the taking of such record, and any such adjustment previously made as a result of the taking of such record shall be reversed.

            (d) The issuance of certificates for shares of Common Stock upon conversion of the Series A Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series A Preferred Stock which is being converted.

           (e) The Corporation will at no time close its transfer books against the transfer of any Series A Preferred Stock, or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Preferred Stock in any manner which interferes with the timely conversion of such Series A Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

          (f) As used in this paragraph 3, the term "Common Stock" shall mean and include the Corporation's authorized Common Stock, par value $.01 per share, as constituted on the date of filing of this Certificate of Incorporation, and shall also include any capital stock of any class of the Corporation thereafter authorized which shall neither be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends nor be entitled to a preference in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, provided that the shares of Common Stock receivable upon conversion of shares of Series A Preferred Stock shall include only shares designated as Common Stock of the Corporation on the date of filing of this

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instrument, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets to be issued in exchange for such Common Stock pursuant thereto.

                     (g) In the case of a Sale of the Corporation (as defined in Section 3.10 below) or a proposed reorganization of the Corporation or a proposed reclassification or recapitalization of the capital stock of the Corporation (except a transaction for which provision for adjustment is otherwise made in this Section 3.6), each share of Series A Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series A Preferred Stock would have been entitled upon such Sale of the Corporation, reorganization, reclassification or recapitalization; and, in any such case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the applicable conversion price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred Stock. The Corporation shall not effect any such Sale of the Corporation unless prior to or simultaneously with the consummation thereof the successor corporation or purchaser, as the case may be, shall assume by written instrument the obligation to deliver to the holders of the Series A Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, each such holder is entitled to receive.

                    (h) The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3.6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

                    (i) With the agreement of the Corporation and GSCP, the Series A Preferred Stock may be exchanged into convertible subordinated debt on such terms as are agreed by the Corporation and GSCP.

                    3.7  Reports as to Adjustment. Upon any adjustment of the
                         ------------------------
Conversion Price then in effect pursuant to the provisions of Section 3.6 of this Article FOURTH, then, and in each such case, the Corporation shall promptly deliver to the Transfer Agent of the Series A Preferred Stock and the Common Stock and to each of the holders of the Series A Preferred Stock and the Common Stock, a certificate signed by the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant

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Secretary of the Corporation setting forth in reasonable detail the event requiring the adjustment, the method by which such adjustment was calculated and the Conversion Price then in effect following such adjustment. Where appropriate, such notice to holders of the Series A Preferred Stock may be given in advance.

                    3.8  Certain Covenants.  Any registered holder of Series A
                         -----------------
Preferred Stock may proceed to protect and enforce its rights and the rights of any other holders of Series A Preferred Stock with any and all remedies available at law or in equity.

                    3.9  Protective Provision.  So long as shares of Series A
                         --------------------
Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock:

                         (a) alter or change the rights, preference or
privileges of the shares of Series A Preferred Stock or otherwise amend this Certificate of Incorporation so as to affect adversely the shares of Series A Preferred Stock; or

                         (b) increase the authorized number of shares of Series
A Preferred Stock; or

                         (c) create or designate, or authorize the issuance of,
any new class or series of stock (i) ranking senior or having a preference over, or being on a parity with, the Series A Preferred Stock with respect to dividends or upon liquidation, (ii) having rights similar to any rights of the Series A Preferred Stock under Section 3.3 hereof or (iii) convertible into any such class or series of stock.

                    3.10  Definitions.  In addition to any other terms defined
                          -----------
herein, for purposes of this Section 3.10 of this Article FOURTH, the following terms shall have the meanings indicated:

                    "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York or New Jersey are authorized or obligated by law or executive order to close.

                    "Commission" shall mean the Securities and Exchange Commission, and any successor agency.

                    "Common Stock Equivalent" shall mean securities convertible into, or exchangeable or exercisable for, shares of Common Stock.

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                    "Conversion Price," determined as of any date, shall
initially equal $1,153.85 and shall be subject to adjustment as provided in paragraph (c) of Section 3.6 of this Article FOURTH.

                    The term "distribution" shall include the transfer of cash or property to the holders of a class of capital stock of the Corporation, without consideration, whether by way of dividend or otherwise (except a dividend in shares of such class of stock), or the purchase or redemption of shares of the Corporation, for cash or property, including such transfer, purchase or redemption by a subsidiary of the Corporation. The time of any distribution by way of dividends shall be the date of declaration thereof, and the time of any distribution by purchase or redemption of shares shall be the date on which cash or property is transferred by the Corporation, whether or not pursuant to a contract of an earlier date; provided, however, that, where a debt
                                           --------  -------
security is issued in exchange for shares, the time of the distribution is the date when the Corporation acquires the shares for such exchange.

                    "Filing Date" shall mean the date of filing of this Certificate of Incorporation.

                    "Junior Stock" shall mean any capital stock of the Corporation ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Preferred Stock.

                    "Person" shall mean any individual, firm, corporation, partnership or other entity, and shall include any successor (by merger or otherwise) of such entity.

                    "Qualified IPO" shall mean a bona fide, firm commitment, underwritten public offering pursuant to an effective registration statement under the Securities Act resulting in at least $15,000,000 of gross proceeds to the sellers (including the Corporation) before deducting underwriting discounts and commissions and offering expenses.

                    "Sale of the Corporation" shall mean consolidation or merger of the Corporation with or into any other corporation or corporations. or a sale, conveyance or disposition of all or substantially all of the assets of the Corporation.

                    "Securities Act" shall mean the Securities Act of 1993, as amended.

               FIFTH:  The name and mailing address of the Incorporator is as
               -----
follows:

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             Name                           Mailing Address
             ----                           ---------------

             Jeffrey C. Goldberg            c/o Milbank, Tweed, Hadley
                                            & McCloy
                                            One Chase Manhattan Plaza
                                            New York, New York 10005

               SIXTH:  The Board of Directors is expressly authorized to adopt,
               -----
amend, or repeal the by-laws of the Corporation unless the by-laws of the Corporation shall otherwise provide.

               SEVENTH:  Elections of directors need not be by written ballot
               -------
unless the by-laws of the Corporation shall otherwise provide.

               EIGHTH:  A director of the Corporation shall not be personally
               ------
liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not
                              --------  -------
eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of Delaware is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware as so amended. Any repeal or modification of this Article EIGHTH by the stockholders of the Corporation or otherwise shall not adversely affect any right or protection of a director of the Corporation exiting at the time of such repeal or modification.

               NINTH: The Corporation reserves the right to amend, alter.
               -----
change. or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

               3. This Restated Certificate of Incorporation was duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware.

                              P.N.Y. ELECTRONICS, INC.


                              By: /s/ GADI COHEN
                                 -----------------------------
                                 Name:  Gadi Cohen
                                 Title: President and Chief Executive Officer

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
          IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its President and Chief Executive Officer and attested by its Secretary, this 4th day of August, 1995.

                              P.N.Y. ELECTRONICS, INC.


                              By: /s/ GADI COHEN
                                  ------------------------------
                                  Name:  Gadi Cohen
                                  Title: President and Chief Executive Officer


ATTEST:

/s/ STEVEN HALPERN
--------------------------------
Name:  Steven Halpern
Title: Secretary














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